Exhibit 99.1

Praxis Precision Medicines Adds Neurology Expertise to Board of Directors with Appointment of Merit

Cudkowicz, M.D.

CAMBRIDGE, Mass., Apr. 29, 2021 — Praxis Precision Medicines, Inc. (NASDAQ: PRAX), a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system (CNS) disorders characterized by neuronal imbalance, today announced the appointment of Merit Cudkowicz, M.D., to its board of directors.

“We are thrilled to add Dr. Cudkowicz to the Praxis board of directors. As a world-renowned leader in neurology with a background in innovative, patient-guided clinical research, Dr. Cudkowicz will help drive us toward our goal of providing therapies to patients in need,” said Marcio Souza, president and chief executive officer of Praxis.

Dr. Cudkowicz is the chief of neurology at Mass General Hospital, director of the Sean M. Healey & AMG Center for ALS, and director and the Julieanne Dorn professor of neurology at Harvard Medical School. She has brought innovations to accelerate the development of treatments for people with neurological disorders such as ALS, including a leadership role in the first antisense oligonucleotide treatment for a neurological disorder. Dr. Cudkowicz is also the principal investigator of the Clinical Coordination Center for the National Institute of Neurological Disorders and Stroke’s Neurology Network of Excellence in Clinical Trials (NeuroNEXT).

“We feel privileged to welcome Dr. Cudkowicz to the board,” said Dean Mitchell, chairman of the Praxis board of directors. “Dr. Cudkowicz brings an impressive depth of experience in neurology research and clinical development ideally suited to help guide Praxis’ growing pipeline of novel CNS programs.”

“We are amid a renaissance of innovation in CNS therapies which is inspiring new hope among patients and their families,” said Dr. Cudkowicz. “By harnessing the latest research and leveraging deep industry and academic partnerships, we hope to achieve life-changing treatments for those living with CNS disorders and I’m very excited to be working with an organization that is striving to accomplish this mission.”

About Praxis

Praxis Precision Medicines is a clinical-stage biopharmaceutical company translating genetic insights into the development of therapies for central nervous system disorders (CNS) characterized by neuronal imbalance. Praxis is applying insights from genetic epilepsies to broader neurological and psychiatric disorders, using our understanding of shared biological targets and circuits in the brain. Praxis has established a broad portfolio, including multiple disclosed programs across CNS disorders including depression, epilepsy, movement disorders and pain syndromes, with three clinical-stage product candidates. For more information, please visit https://praxismedicines.com/ and follow us on LinkedIn and Twitter.

Investor Contact:

Alex Kane

Praxis Precision Medicines

investors@praxismedicines.com

617-300-8481

Media Contact:

Ian Stone

Canale Communications

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